UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                                 (Rule 13d-102)

                             Information Statement
                       Pursuant to Rules 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 5)

                               Ingram Micro Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Class A Common Stock, par value $0.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  457153 10 4
-------------------------------------------------------------------------------
                                 (CUSIP Number)




                               Page 1 of 67 Pages
                            Exhibit Index on Page 60

CUSIP NO. 457153 10 4                   13G                        Page 2 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          Martha R. Ingram

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       2,162,819
Person With
                               6.       SHARED VOTING POWER

                                        57,186,899

                               7.       SOLE DISPOSITIVE POWER

                                        2,162,819

                               8.       SHARED DISPOSITIVE POWER

                                        57,186,899

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          59,349,718

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          39.8%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153 10 4                   13G                        Page 3 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          Orrin H. Ingram, II

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       3,024,863
Person With
                               6.       SHARED VOTING POWER

                                        51,071,290

                               7.       SOLE DISPOSITIVE POWER

                                        3,024,863

                               8.       SHARED DISPOSITIVE POWER

                                        51,071,290

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          54,096,153

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          36.3%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153 10 4                   13G                        Page 4 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          John R. Ingram

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       2,998,806
Person With
                               6.       SHARED VOTING POWER

                                        54,660,290

                               7.       SOLE DISPOSITIVE POWER

                                        2,998,806

                               8.       SHARED DISPOSITIVE POWER

                                        54,660,2900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          57,659,096

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          38.7%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153 10 4                   13G                        Page 5 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              David B. Ingram

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       2,406,188
Person With
                               6.       SHARED VOTING POWER

                                        51,071,290

                               7.       SOLE DISPOSITIVE POWER

                                        2,406,188

                               8.       SHARED DISPOSITIVE POWER

                                        51,071,290

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          53,477,478

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          35.9%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153 10 4                   13G                        Page 6 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Robin B. Ingram Patton


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       322,077
Person With
                               6.       SHARED VOTING POWER

                                        50,906,136

                               7.       SOLE DISPOSITIVE POWER

                                        322,077

                               8.       SHARED DISPOSITIVE POWER

                                        50,906,136

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          51,228,213

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          34.4%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153 10 4                   13G                        Page 7 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       49,099,259
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        49,099,259

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          49,099,259

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          32.9%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 8 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       814,817
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        814,817

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          814,817

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.5%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 9 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          Martha and Bronson Ingram Foundation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       165,154
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        165,154

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          165,154

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 10 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              E. Bronson Ingram 1994 Charitable Lead Annuity Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,806,877
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        1,806,877

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,806,877

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.2%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 11 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Ingram Charitable Fund, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       3,589,000
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        3,589,000

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,589,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.4%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 12 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for Orrin Henry Ingram, II, Under Agreement with
              E. Bronson Ingram Dated October 27, 1967

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       -0-
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        -0-

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 13 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for Orrin Henry Ingram, II, Under Agreement with
              E. Bronson Ingram Dated June 14, 1968


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       -0-
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        -0-

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 14 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       75,916
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        75,916

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,916

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 15 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       71,007
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        71,007

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,007

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 16 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

             Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust
             Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       6,892
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        6,892

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 17 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The Orrin and Sara Ingram Family 1997 Generation Skipping Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       35,000
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        35,000

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          35,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 18 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          Trust for John Rivers Ingram, Under Agreement with
          E. Bronson Ingram Dated October 27, 1967

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       -0-
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        -0-

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 19 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for John Rivers Ingram, Under Agreement with
              E. Bronson Ingram Dated June 14, 1968

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       -0-
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        -0-

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 20 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for John Rivers Ingram, Under Agreement with
              Hortense B. Ingram Dated December 22, 1975

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       75,916
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        75,916

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,916

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 21 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The John R. Ingram Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       71,007
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        71,007

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,007

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 22 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust
              Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       6,892
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        6,892

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 23 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          The John and Stephanie Ingram Family
          1996 Generation Skipping Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       31,497
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        31,497

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,497

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 24 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The John Rivers Ingram Annuity Trust 2000

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       304,994
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        304,994

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          304,994

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 25 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The John Rivers Ingram Annuity Trust 2001

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       595,006
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        595,006

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          595,006

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 26 of 67


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for David B. Ingram, Under Agreement with
              E. Bronson Ingram Dated October 27, 1967

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       624,045
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        624,045

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          624,045

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 27 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for David B. Ingram, Under Agreement with
              E. Bronson Ingram Dated June 14, 1968

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,040,321
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        1,040,321

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,040,321

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.7%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 28 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for David B. Ingram, Under Agreement with
              Hortense B. Ingram Dated December 22, 1975

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       85,256
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        85,256

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          85,256

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 29 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The David B. Ingram Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       79,742
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        79,742

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          79,742

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 30 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for the Benefit of David B. Ingram Established by Martha R. Rivers Under Agreement of Trust
              Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       7,741
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        7,741

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,741

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 31 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

                   David and Sarah Ingram Family 1996 Generation Skipping Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       41,316
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        41,316

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          41,316

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 32 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The David Bronson Ingram Annuity Trust 2000

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       154,975
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        154,975

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          154,975

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 33 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The David Bronson Ingram Annuity Trust 2001

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       345,025
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        345,025

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          345,025

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 34 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The David Bronson Ingram Annuity Trust No. 2 2001

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       244,408
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        244,408

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          244,408

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 35 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for Robin Bigelow Ingram, Under Agreement with
              E. Bronson Ingram Dated October 27, 1967


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       704,421
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        704,421

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          704,421

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.5%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 36 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,651,685
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        1,651,685

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,651,685

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 37 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for Robin Bigelow Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       75,926
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        75,926

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,926

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 38 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Minnesota

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       71,007
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        71,007

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,007

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 39 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Trust for the Benefit of Robin B. Ingram Established by Martha R. Rivers Under Agreement of Trust
              Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       6,892
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        6,892

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 40 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Wilson Rivers Patton/Minor's Trust Established by
              Richard Patton Under Agreement of
              Trust Dated December 27, 1994

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Georgia

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       2,608
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        2,608

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,608

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 41 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

              Reid Ingram Patton/Minor's Trust Established by
              Robin Ingram Patton Under Agreement of Trust
              Dated December 19, 1997

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Georgia

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       2,608
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        2,608

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,608

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 42 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          Crawford Bronson Patton/Minor's Trust Established by
          Robin Ingram Patton Under Agreement Dated
          December 19, 1997

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Georgia

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       2,608
Person With
                               6.       SHARED VOTING POWER

                                        -0-

                               7.       SOLE DISPOSITIVE POWER

                                        2,608

                               8.       SHARED DISPOSITIVE POWER

                                        -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,608

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

12.  TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153 10 4                   13G                        Page 43 of 67

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

          SunTrust Bank, Atlanta

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                               (a) [ ]
                                                               (b) [X}

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Georgia

Number of Shares               5.       SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       -0-
Person With
                               6.       SHARED VOTING POWER

                                        4,770,303

                               7.       SOLE DISPOSITIVE POWER

                                        -0-

                               8.       SHARED DISPOSITIVE POWER

                                        4,770,303

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,770,303

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.2%

12.  TYPE OF REPORTING PERSON

          BK

CUSIP NO. 457153 10 4                   13G                        Page 44 of 67


Item 1(a). Name of Issuer:

           Ingram Micro Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

           1600 E. St. Andrew Place
           Santa Ana, CA 92705

Item 2(a). Name of Persons Filing:

           Martha R. Ingram

           Orrin H. Ingram, II

           John R. Ingram

           David B. Ingram

           Robin B. Ingram Patton

           QTIP Marital Trust Created Under the E. Bronson Ingram
           Revocable Trust Agreement Dated January 4, 1995 ("QTIP Trust")

           E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust ("Charitable Remainder")

           Martha and Bronson Ingram Foundation ("Foundation")

           E. Bronson Ingram 1994 Charitable Lead Annuity Trust
           ("Charitable Lead")

           Ingram Charitable Fund, Inc. ("Charitable Fund")

           Trust for Orrin Henry Ingram, II, Under Agreement with
           E. Bronson Ingram Dated October 27, 1967 ("OHI '67 Trust")

           Trust for Orrin Henry Ingram, II, Under Agreement with
           E. Bronson Ingram Dated June 14, 1968 ("OHI '68 Trust")

           Trust for Orrin Henry Ingram, II, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975 ("OHI '75 Trust")

CUSIP NO. 457153 10 4                   13G                        Page 45 of 67

           The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992 ("OHI '92 Trust")

           Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("OHI '82 Trust")

           The Orrin and Sara Ingram Family 1997 Generation Skipping Trust ("OSI Family '97 Trust")

           Trust for John Rivers Ingram, Under Agreement with
           E. Bronson Ingram Dated October 27, 1967 ("JRI '67 Trust")

           Trust for John Rivers Ingram, Under Agreement with
           E. Bronson Ingram Dated June 14, 1968 ("JRI '68 Trust")

           Trust for John Rivers Ingram, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975 ("JRI '75 Trust")

           The John R. Ingram Irrevocable Trust Dated July 9, 1992 ("JRI '92 Trust")

           Trust for the Benefit of John R. Ingram Established by
           Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("JRI '82 Trust")

           The John and Stephanie Ingram Family 1996 Generation Skipping Trust (" JRI Family Trust")

           The John Rivers Ingram Annuity Trust 2000 ("JRI '00 Trust")

           The John Rivers Ingram Annuity Trust 2001 ("JRI '01 Trust")

           Trust for David B. Ingram, Under Agreement with E.
           Bronson Ingram Dated October 27, 1967 ("DBI '67 Trust")

           Trust for David B. Ingram, Under Agreement with E.
           Bronson Ingram Dated June 14, 1968 ("DBI '68 Trust")

CUSIP NO. 457153 10 4                   13G                        Page 46 of 67

           Trust for David B. Ingram, Under Agreement with Hortense
           E. Ingram Dated December 22, 1975 ("DBI '75 Trust")

           The David B. Ingram Irrevocable Trust Dated July 9, 1992 ("DBI '92 Trust")

           Trust for the Benefit of David B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally
           Dated April 30, 1982, as Amended ("DBI '82 Trust")

           David and Sarah Ingram Family 1996 Generation Skipping
           Trust ("DBI Family Trust")

           The David Bronson Ingram Annuity Trust 2000 ("DBI '00
           Trust")

           The David Bronson Ingram Annuity Trust 2001 ("DBI '01
           Trust")

           The David Bronson Ingram Annuity Trust No. 2 2001 ("DBI No. 2 '01 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("RBI '67 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("RBI '68 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975 ("RBI '75
           Trust")

           The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992 ("RBI '92 Trust")

           Trust for the Benefit of Robin B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally
           Dated April 30, 1982, as Amended ("RBI '82 Trust")

           Wilson Rivers Patton/Minor's Trust ("WRP Trust")

           Reid Ingram Patton/Minor's Trust ("RIP Trust")

           Crawford Bronson Patton/Minor's Trust ("CBP Trust")

CUSIP NO. 457153 10 4                   13G                        Page 47 of 67

           SunTrust Bank, Atlanta ("SunTrust")

           In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b). Address of Principal Business Office or, if None, Residence:

           The business address of each of Martha R. Ingram, Orrin
           H. Ingram and John R. Ingram, II is c/o Ingram
           Industries Inc., One Belle Meade Place, 4400 Harding
           Road, Nashville, TN 37205.

           The business address of David B. Ingram is c/o Ingram
           Entertainment Inc., 2 Ingram Boulevard, La Vergne, TN
           37089.

           The address of Robin B. Ingram Patton is c/o Ingram
           Industries Inc., One Belle Meade Place, 4400 Harding
           Road, Nashville, TN 37205.

           The address of QTIP Trust, Foundation and Charitable
           Lead is c/o Ingram Industries Inc., One Belle Meade
           Place, 4400 Harding Road, Nashville, TN 37205.

           The address of Charitable Remainder is c/o Martha R.
           Ingram, Ingram Industries Inc., One Belle Meade Place,
           4400 Harding Road, Nashville, TN 37205.

           The address of Charitable Fund is c/o Martha R. Ingram, Ingram Industries Inc., One Belle Meade Place, 4400
           Harding Road, Nashville, TN 37205.

           The address of each of OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust, RBI '75 Trust, WRP Trust, RIP Trust and CBP Trust is c/o SunTrust Bank, Atlanta,

CUSIP NO. 457153 10 4                   13G                        Page 48 of 67

           Attn: Thomas A. Shanks, Jr., Trust Company Tower, 25
           Park Place, 2nd Floor, Atlanta, GA 30303.

           The address of each of OHI '92 Trust, OHI '82 Trust, OSI Family '97 Trust, JRI '92 Trust, JRI '82 Trust, JRI '00 Trust, JRI '01 Trust, JRI Family Trust, DBI '92 Trust, DBI '82 Trust, RBI '92 Trust, RBI '82 Trust and JRI Family Trust is c/o William S. Jones, Ingram Industries Inc., 4400 Harding Road, Nashville, TN 37205.

           The address of DBI Family Trust, DBI '00 Trust, DBI '01 Trust and DBI No. 2 '01 Trust is c/o Thomas H. Lunn,
           Ingram Entertainment Inc., 2 Ingram Boulevard, La
           Vergne, TN 37089.

           The address of SunTrust is Trust Company Tower, 25 Park Place, NE, Atlanta, GA 30303.

Item 2(c). Citizenship:

           Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d). Title of Class of Securities:

           Class A Common Stock, par value $0.01 per share

Item 2(e). CUSIP Number:

           457153 10 4

Item 3.    Type of Reporting Person:

           N/A

Item 4.    Ownership:

           (a), (b) and (c)

           The entities named in Exhibit 1 (excluding SunTrust) (the "Shareholders") and the Company have entered into or agreed to be bound by a Board Representation Agreement (as amended, the "Agreement") dated as of November 6, 1996. Except as described in footnote

CUSIP NO. 457153 10 4                   13G                        Page 49 of 67

              (9) below, all of the shares of Class A Common Stock, par value $0.01 per share (the "Common Stock") covered by this statement are subject to the Agreement, which requires (i) the Shareholders to vote for certain directors of the Company and (ii) a majority of the Shareholders to approve certain corporate transactions. The parties to the Agreement (other than the Company) and certain trustees of certain Shareholders are filing this Schedule 13G jointly. The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. Based on information provided by the Company, as of December 31, 2001, there were outstanding 149,035,997 shares of Common Stock. Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders, including the election of directors. The table below indicates the beneficial ownership of Common Stock as of December 31, 2001 of the persons filing this statement. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, certain securities convertible into, or exchangeable for, shares of Common Stock, may be deemed to be shares of Common Stock for purposes of determining beneficial ownership. See footnote (2) below.

CUSIP NO. 457153 10 4                   13G                        Page 50 of 67

================================================================================
                              Beneficial Ownership at       % of Common Stock at
                                  12/31/01(1)(2)                 12/31/01(2)
--------------------------------------------------------------------------------
Martha R. Ingram                 59,349,718(3)(4)                      39.8%
--------------------------------------------------------------------------------
Orrin H. Ingram, II              54,096,153(4)(5)                      36.3%
--------------------------------------------------------------------------------
John R. Ingram                   57,659,096(5)(6)                      38.7%
--------------------------------------------------------------------------------
David B. Ingram                  53,477,478(7)                         35.9%
--------------------------------------------------------------------------------
Robin B. Ingram Patton           51,228,213(4)(8)                      34.4%
--------------------------------------------------------------------------------
QTIP Trust                       49,099,259                            32.9%
--------------------------------------------------------------------------------
Charitable Remainder                814,817                            0.5%
--------------------------------------------------------------------------------
Foundation                          165,154                            0.1%
--------------------------------------------------------------------------------
Charitable Lead                   1,806,877                            1.2%
--------------------------------------------------------------------------------
Charitable Fund                   3,589,000                            2.4%
--------------------------------------------------------------------------------
OHI '67 Trust                             0                            0.0%
--------------------------------------------------------------------------------
OHI '68 Trust                             0                            0.0%
--------------------------------------------------------------------------------
OHI '75 Trust                        75,916                            0.1%
--------------------------------------------------------------------------------
OHI '92 Trust                        71,007                            0.0%
--------------------------------------------------------------------------------
OHI '82 Trust                         6,892                            0.0%
--------------------------------------------------------------------------------
OSI Family '97 Trust                 35,000                            0.0%
--------------------------------------------------------------------------------
JRI '67 Trust                             0                            0.0%
--------------------------------------------------------------------------------
JRI '68 Trust                             0                            0.0%
--------------------------------------------------------------------------------
JRI '75 Trust                        75,916                            0.1%
--------------------------------------------------------------------------------
JRI '92 Trust                        71,007                            0.0%
--------------------------------------------------------------------------------
JRI '82 Trust                         6,892                            0.0%
--------------------------------------------------------------------------------
JRI Family Trust                     31,497                            0.0%
--------------------------------------------------------------------------------
JRI '00 Trust                       304,994                            0.2%
--------------------------------------------------------------------------------

CUSIP NO. 457153 10 4                   13G                        Page 51 of 67

=========-======================================================================
                              Beneficial Ownership at       % of Common Stock at
                                  12/31/01(1)(2)                 12/31/01(2)
--------------------------------------------------------------------------------
JRI '01 Trust                       595,006                            0.4%
--------------------------------------------------------------------------------
DBI '67 Trust                       624,045                            0.4%
--------------------------------------------------------------------------------
DBI '68 Trust                     1,040,321                            0.7%
--------------------------------------------------------------------------------
DBI '75 Trust                        85,256                            0.1%
--------------------------------------------------------------------------------
DBI '92 Trust                        79,742                            0.1%
--------------------------------------------------------------------------------
DBI '82 Trust                         7,741                            0.0%
--------------------------------------------------------------------------------
DBI Family Trust                     41,316                            0.0%
--------------------------------------------------------------------------------
DBI '00 Trust                       154,975                            0.1%
--------------------------------------------------------------------------------
DBI '01 Trust                       345,025                            0.2%
--------------------------------------------------------------------------------
DBI No. 2 '01 Trust                 244,408                            0.2%
--------------------------------------------------------------------------------
RBI '67 Trust                       704,421                            0.5%
--------------------------------------------------------------------------------
RBI '68 Trust                     1,651,685                            1.1%
--------------------------------------------------------------------------------
RBI '75 Trust                        75,926                            0.1%
--------------------------------------------------------------------------------
RBI '92 Trust                        71,007                            0.0%
--------------------------------------------------------------------------------
RBI '82 Trust                         6,892                            0.0%
--------------------------------------------------------------------------------
WRP Trust                             2,608                            0.0%
--------------------------------------------------------------------------------
RIP Trust                             2,608                            0.0%
--------------------------------------------------------------------------------
CBP Trust                             2,608                            0.0%
--------------------------------------------------------------------------------
SunTrust                          4,770,303(9)                         3.2%
================================================================================


(1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

(2) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as used in this table, "beneficial ownership" means the sole or shared power to vote or direct

CUSIP NO. 457153 10 4                   13G                        Page 52 of 67


     the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. For purposes of calculating the ownership percentage of any person named above, any securities that any person other than such person has the right to acquire within 60 days of such date are not deemed to be outstanding.

(3) Includes options exercisable for 32,000 shares of Common Stock held by Martha R. Ingram. Also includes the shares held by Charitable Remainder, with respect to which Martha R. Ingram acts as trustee. Also includes the shares held by QTIP Trust, Foundation, Charitable Fund, OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust, with respect to which Martha R. Ingram acts as a trustee and shares voting and dispositive power.

(4) Excludes 231,000 shares of Common Stock held by Ingram Industries Inc. ("Ingram Industries"). Each of Martha R. Ingram, Orrin H. Ingram, II, John
     R. Ingram and Robin B. Ingram Patton are principal stockholders of Ingram Industries, and may be deemed to be beneficial owners of the shares held by Ingram Industries.

(5) Includes options exercisable for 46,018 shares of Common Stock held by Orrin H. Ingram, II. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which Orrin H. Ingram, II acts as a trustee and shares voting and dispositive power.

(6) Includes options exercisable for 73,007 shares of Common Stock held by John R. Ingram. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead, Charitable Fund, JRI '00 Trust and JRI '01 Trust, with respect to which John R. Ingram acts as a trustee and shares voting and dispositive power.

(7) Includes the shares held by QTIP Trust, Foundation, Charitable Lead, DBI '00 Trust, DBI '01 Trust and DBI No. 2 '01 Trust, with respect to which David B. Ingram acts as a trustee and shares voting and dispositive power. Excludes 2,901 shares of Common Stock held by Ingram Entertainment Inc. David B. Ingram is a principal stockholder of Ingram Entertainment Inc., and may be deemed to be the beneficial owner of the shares held by Ingram Entertainment Inc.

CUSIP NO. 457153 10 4                   13G                        Page 53 of 67


(8) Includes the shares held by QTIP Trust and Charitable Lead, with respect to which Robin B. Ingram Patton acts as a trustee and shares voting and dispositive power.

(9) Includes the shares held by OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, OHI '82 Trust, OHI '92 Trust, OSI Family '97 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, JRI Family Trust, JRI '82 Trust, JRI '92 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, DBI '82 Trust, DBI '92 Trust, DBI Family Trust, RBI '67 Trust, RBI '68 Trust, RBI '75 Trust, RBI '82 Trust and RBI '92 Trust, WRP Trust, RIP Trust and CBP Trust, with respect to which SunTrust, Atlanta acts as a trustee and shares voting and dispositive power.

     All shares described below are not subject to the Agreement:

     Excludes 90,556 shares of Common Stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates including SunTrust, Atlanta. SunTrust Banks, Inc. and its affiliates shared voting and dispositive power with respect to 32,631 of these shares. SunTrust Banks, Inc. and its affiliates held an additional 57,925 shares of Common Stock, which are also excluded in the table above, in non-discretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of Common Stock it held.

Item 5.   Ownership of Five Percent or Less of a Class:

          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
          Holding Company:

          N/A

Item 8.   Identification and Classification of Members of the Group:

          See Exhibit 1

CUSIP NO. 457153 10 4                   13G                        Page 54 of 67


Item 9.       Notice of Dissolution of Group:

              N/A

Item 10.      Certification:

              N/A

                           ------------------------

CUSIP NO. 457153 10 4                   13G                        Page 55 of 67

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2002


                                        LILY YAN AREVALO


                                        For each of:

                                        Martha R. Ingram

                                        Orrin H. Ingram, II

                                        John R. Ingram

                                        David B. Ingram

                                        Robin B. Ingram Patton

                                        Martha R. Ingram, Orrin H. Ingram, II,
                                        John R. Ingram, David B. Ingram and
                                        Robin B. Ingram Patton as co-trustees
                                        for the QTIP MARITAL TRUST CREATED
                                        UNDER THE E. BRONSON INGRAM REVOCABLE
                                        TRUST AGREEMENT DATED JANUARY 4, 1995

                                        Martha R. Ingram as trustee for the E.
                                        BRONSON INGRAM 1995 CHARITABLE
                                        REMAINDER 5% UNITRUST

                                        Orrin H. Ingram, John R. Ingram, David
                                        B. Ingram and Robin B. Ingram Patton as
                                        co-trustees for the MARTHA AND BRONSON
                                        INGRAM FOUNDATION

                                        Orrin H. Ingram, John R. Ingram, David
                                        B. Ingram and Robin B. Ingram Patton as
                                        co-trustees for the E. BRONSON INGRAM
                                        1994 CHARITABLE LEAD ANNUITY TRUST

CUSIP NO. 457153 10 4                   13G                        Page 56 of 67

                                        Martha R. Ingram and John R. Ingram as
                                        co-trustees for the INGRAM CHARITABLE
                                        FUND, INC.

                                        SunTrust Bank, Atlanta and Martha R.
                                        Ingram as co-trustees for the TRUST FOR
                                        ORRIN HENRY INGRAM, II, UNDER AGREEMENT
                                        WITH E. BRONSON INGRAM DATED OCTOBER
                                        27, 1967

                                        SunTrust Bank, Atlanta and Martha R.
                                        Ingram as co-trustees for the TRUST FOR
                                        ORRIN HENRY INGRAM, II, UNDER AGREEMENT
                                        WITH E. BRONSON INGRAM DATED JUNE 14,
                                        1968

                                        SunTrust Bank, Atlanta as trustee for
                                        the TRUST FOR ORRIN HENRY INGRAM, II,
                                        UNDER AGREEMENT WITH HORTENSE B. INGRAM
                                        DATED DECEMBER 22, 1975

                                        SunTrust Bank, Atlanta as trustee for
                                        THE ORRIN H. INGRAM IRREVOCABLE TRUST
                                        DATED JULY 9, 1992

                                        SunTrust Bank, Atlanta as trustee for
                                        the TRUST FOR THE BENEFIT OF ORRIN H.
                                        INGRAM ESTABLISHED BY MARTHA R. RIVERS
                                        UNDER AGREEMENT OF TRUST ORIGINALLY
                                        DATED APRIL 30, 1982, AS AMENDED

                                        William S. Jones as trustee for the
                                        ORRIN AND SARA INGRAM FAMILY 1997
                                        GENERATION SKIPPING TRUST

                                        SunTrust Bank, Atlanta and Martha R.
                                        Ingram as co-trustees for the TRUST FOR
                                        JOHN RIVERS INGRAM, UNDER AGREEMENT
                                        WITH E. BRONSON INGRAM DATED OCTOBER
                                        27, 1967

                                        SunTrust Bank, Atlanta and Martha R.
                                        Ingram as co-trustees for the TRUST FOR
                                        JOHN RIVERS INGRAM, UNDER AGREEMENT
                                        WITH E. BRONSON INGRAM DATED JUNE 14,
                                        1968

                                        SunTrust Bank, Atlanta as trustee for
                                        the TRUST FOR JOHN RIVERS INGRAM, UNDER
                                        AGREEMENT WITH HORTENSE B. INGRAM DATED
                                        DECEMBER 22, 1975

CUSIP NO. 457153 10 4                   13G                        Page 57 of 67

                                        SunTrust Bank, Atlanta as co-trustee
                                        for THE JOHN R. INGRAM IRREVOCABLE
                                        TRUST DATED JULY 9, 1992

                                        SunTrust Bank, Atlanta as co-trustee of
                                        the TRUST FOR THE BENEFIT OF JOHN R.
                                        INGRAM ESTABLISHED BY MARTHA R. RIVERS
                                        UNDER AGREEMENT OF TRUST ORIGINALLY
                                        DATED APRIL 30, 1982, AS AMENDED

                                        William S. Jones as trustee for THE
                                        JOHN AND STEPHANIE INGRAM FAMILY 1996
                                        GENERATION SKIPPING TRUST

                                        John R. Ingram, as Trustee for THE JOHN
                                        RIVERS INGRAM ANNUITY TRUST 2000

                                        John R. Ingram, as Trustee for THE JOHN
                                        RIVERS INGRAM ANNUITY TRUST 2001

                                        SunTrust Bank, Atlanta and Martha R.
                                        Ingram as co-trustees for the TRUST FOR
                                        DAVID B. INGRAM, UNDER AGREEMENT WITH
                                        E. BRONSON INGRAM DATED OCTOBER 27,
                                        1967 SunTrust Bank, Atlanta and Martha
                                        R. Ingram as co-trustees for the TRUST
                                        FOR DAVID B. INGRAM, UNDER AGREEMENT
                                        WITH E. BRONSON DATED JUNE 14, 1968

                                        SunTrust Bank, Atlanta as trustee for
                                        the TRUST FOR DAVID B. INGRAM, UNDER
                                        AGREEMENT WITH HORTENSE B. INGRAM DATED
                                        DECEMBER 22, 1975

                                        SunTrust Bank, Atlanta as trustee for
                                        THE DAVID B. INGRAM IRREVOCABLE TRUST
                                        DATED JULY 9, 1992

                                        SunTrust Bank, Atlanta as co-trustee
                                        for the TRUST FOR THE BENEFIT OF DAVID
                                        B. INGRAM ESTABLISHED BY MARTHA R.
                                        RIVERS UNDER AGREEMENT OF TRUST
                                        ORIGINALLY DATED APRIL 30, 1982, AS
                                        AMENDED

                                        Thomas H. Lunn as trustee for the DAVID
                                        AND SARAH INGRAM FAMILY 1996 GENERATION
                                        SKIPPING TRUST

                                        David B. Ingram as trustee for THE
                                        DAVID BRONSON INGRAM ANNUITY TRUST 2000

CUSIP NO. 457153 10 4                   13G                        Page 58 of 67

                                        David B. Ingram as trustee for THE
                                        DAVID BRONSON INGRAM ANNUITY TRUST 2001

                                        David B. Ingram as trustee for THE
                                        DAVID BRONSON INGRAM ANNUITY TRUST NO.
                                        2 2001

                                        SunTrust Bank, Atlanta and Martha R.
                                        Ingram as co-trustees for the TRUST FOR
                                        ROBIN BIGELOW INGRAM, UNDER AGREEMENT
                                        WITH E. BRONSON INGRAM DATED OCTOBER
                                        27, 1967

                                        SunTrust Bank, Atlanta and Martha R.
                                        Ingram as co-trustees for the TRUST FOR
                                        ROBIN BIGELOW INGRAM, UNDER AGREEMENT
                                        WITH E. BRONSON INGRAM DATED JUNE 14,
                                        1968

                                        SunTrust Bank, Atlanta as trustee for
                                        the TRUST FOR ROBIN BIGELOW INGRAM,
                                        UNDER AGREEMENT WITH HORTENSE B. INGRAM
                                        DATED DECEMBER 22, 1975

                                        SunTrust Bank, Atlanta as co-trustee
                                        for THE ROBIN INGRAM PATTON IRREVOCABLE
                                        TRUST DATED JULY 9, 1992

                                        SunTrust Bank, Atlanta as co-trustee
                                        for the TRUST FOR THE BENEFIT OF ROBIN
                                        B. INGRAM ESTABLISHED BY MARTHA R.
                                        RIVERS UNDER AGREEMENT OF TRUST
                                        ORIGINALLY DATED APRIL 30, 1982, AS
                                        AMENDED

                                        SunTrust Bank, Atlanta as trustee for
                                        the WILSON RIVERS PATTON/MINOR'S TRUST
                                        ESTABLISHED BY RICHARD C. PATTON UNDER
                                        AGREEMENT OF TRUST DATED DECEMBER 27,
                                        1994

                                        SunTrust Bank, Atlanta as trustee for
                                        the REID INGRAM PATTON/MINOR'S TRUST
                                        ESTABLISHED BY ROBIN INGRAM PATTON
                                        UNDER AGREEMENT DATED DECEMBER 19, 1997

                                        SunTrust Bank, Atlanta as trustee for
                                        the CRAWFORD BRONSON PATTON/MINOR'S
                                        TRUST ESTABLISHED BY ROBIN INGRAM
                                        PATTON UNDER AGREEMENT DATED DECEMBER
                                        19, 1997

CUSIP NO. 457153 10 4                   13G                        Page 59 of 67

                                        SUNTRUST BANK, ATLANTA


                                        /s/Lily Yan Arevalo
                                        ----------------------------
                                        Name:  Lily Yan Arevalo
                                        Title: Attorney-in-Fact

CUSIP NO. 457153 10 4                   13G                        Page 60 of 67


                                 Exhibit Index
                                 -------------

Exhibit                                                                     Page
-------                                                                     ----
  1.     Names of Reporting Persons                                          61

  2.     Power of Attorney for The John Rivers Ingram Annuity Trust 2001     64

  3.     Power of Attorney for The David Bronson Ingram Annuity Trust 2001   66
         and The David Bronson Ingram Annuity Trust No. 2 2001

  4.     Powers of Attorney for all other filers
         (incorporated by reference to Exhibit 2 to Schedule 13G Amendment Nos. 1, 2, 3 and 4 filed on February 17, 1998, February 9, 1999, February 14, 2000 and February 14, 2001, Exhibit 3 to Schedule 13G Amendment No. 4 filed on February 14, 2001 and Exhibit 5 to Schedule 13G Amendment No. 3 filed on February 14, 2000)

CUSIP NO. 457153 10 4                   13G                        Page 61 of 67


                                                                      EXHIBIT 1


                           Names of Reporting Persons
                           --------------------------


1.   Martha R. Ingram

2.   Orrin H. Ingram, II

3.   John R. Ingram

4.   David B. Ingram

5.   Robin B. Ingram Patton

6. QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

7.   E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust

8.   Martha and Bronson Ingram Foundation

9.   E. Bronson Ingram 1994 Charitable Lead Annuity Trust

10.  Ingram Charitable Fund, Inc.

11. Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated October 27, 1967

12. Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated June 14, 1968

13. Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975

14.  The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992

15. Trust for The Benefit Of Orrin H. Ingram Established by Martha R. Rivers Under Agreement Of Trust Originally Dated April 30, 1982, as Amended

16.  The Orrin and Sara Ingram Family 1997 Generation Skipping Trust

17. Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

CUSIP NO. 457153 10 4                   13G                        Page 62 of 67


18. Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

19. Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

20.  The John R. Ingram Irrevocable Trust Dated July 9, 1992

21. Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

22.  The John and Stephanie Ingram Family 1996 Generation Skipping Trust

23.  The John Rivers Ingram Annuity Trust 2000

24.  The John Rivers Ingram Annuity Trust 2001

25. Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

26. Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

27. Trust for David B. Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

28.  The David B. Ingram Irrevocable Trust Dated July 9, 1992

29. Trust for the Benefit of David B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended.

30.  David and Sarah Ingram Family 1996 Generation Skipping Trust

31.  The David Bronson Ingram Annuity Trust 2000

32.  The David Bronson Ingram Annuity Trust 2001

33.  The David Bronson Ingram Annuity Trust No. 2 2001

34. Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

35. Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

36. Trust for Robin Bigelow Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

37.  The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992

CUSIP NO. 457153 10 4                   13G                        Page 63 of 67

38. Trust for the Benefit of Robin B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

39. Wilson Rivers Patton/Minor's Trust Established by Richard C. Patton Under Agreement of Trust Dated December 27, 1994

40. Reid Ingram Patton/Minor's Trust Established by Robin Ingram Patton Under Agreement Dated December 19, 1997

41. Crawford Bronson Patton/Minor's Trust Established by Robin Ingram Patton Under Agreement Dated December 19, 1997

42.  SunTrust Bank, Atlanta

CUSIP NO. 457153 10 4                   13G                        Page 64 of 67

                                                                      EXHIBIT 2


                               POWER OF ATTORNEY
                               -----------------

     Know all men by these presents, that the undersigned hereby constitutes and appoints each of Lily Yan Arevalo and James E. Anderson, Jr., signing singly, the undersigned's true and lawful attorneys-in-fact to:

     1. execute for and on behalf of the undersigned, in the undersigned's capacity as a beneficial owner of stock of Ingram Micro Inc. (the "Company"), any Schedule 13G or Schedule 13D, or any amendment thereto (collectively, the "Schedules"), in accordance with the Securities Exchange Act of 1934 and the rules thereunder;

     2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedules and timely file such Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with the Securities Exchange Act of 1934.

CUSIP NO. 457153 10 4                   13G                        Page 65 of 67

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedules with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     By execution of this Power of Attorney, the undersigned hereby revokes any previous Power of Attorney executed in favor of any other entity or entities, person or persons for the purposes described herein.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 7th day of February, 2002.


                                          SIGNATURE

                                          THE JOHN RIVERS INGRAM ANNUITY
                                          TRUST 2001


                                          By: John R. Ingram as Trustee


                                          By: /s/ John R. Ingram
                                              ---------------------------------
                                              John R. Ingram
                                              Trustee

CUSIP NO. 457153 10 4                   13G                        Page 66 of 67

                                                                      EXHIBIT 3


                               POWER OF ATTORNEY
                               -----------------

     Know all men by these presents, that the undersigned hereby constitutes and appoints each of Lily Yan Arevalo and James E. Anderson, Jr., signing singly, the undersigned's true and lawful attorneys-in-fact to:

     1. execute for and on behalf of the undersigned, in such undersigned's capacity as a beneficial owner of stock of Ingram Micro Inc. (the "Company"), any Schedule 13G or Schedule 13D, or any amendment thereto (collectively, the "Schedules") in accordance with the Securities Exchange Act of 1934 and the rules thereunder;

     2. do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedules and timely file such Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     3. take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with the Securities Exchange Act of 1934.

CUSIP NO. 457153 10 4                   13G                        Page 67 of 67

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedules with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     By execution of this Power of Attorney, the undersigned hereby revokes any previous Power of Attorney executed in favor of any other entity or entities, person or persons for the purposes described herein.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 7th day of February, 2002.


                                                  SIGNATURE

                                                  THE DAVID BRONSON INGRAM
                                                  ANNUITY TRUST 2001


                                                  By: David B. Ingram as
                                                      Trustee


                                                  By: /s/ David B. Ingram
                                                      --------------------------
                                                      David B. Ingram
                                                      Trustee


                                                  THE DAVID BRONSON INGRAM
                                                  ANNUITY TRUST NO. 2 2001


                                                  By: David B. Ingram as
                                                      Trustee


                                                  By: /s/ David B. Ingram
                                                      --------------------------
                                                      David B. Ingram
                                                      Trustee